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SPARTAN(Registered trademark) INTERMEDIATE MUNICIPAL INCOME FUND
Dear Investor:
I am writing to you in connection with the proposal to merge Spartan Intermediate Municipal Income Fund (SPARTAN INTERMEDIATE) into Fidelity Limited Term Municipal Income Fund (FIDELITY LIMITED TERM). We recently sent you a package of information about the merger proposal including a Proxy Statement. Attached is a supplement to the Proxy Statement concerning a change in the portfolio manager of Fidelity Limited Term.
The package of information you received also contained the Prospectus of Fidelity Limited Term. The Prospectus will be supplemented to indicate that, effective January 31, 1998, Norman Lind will be the manager of Fidelity Limited Term. Mr. Lind joined Fidelity in 1986 as an analyst and has been a fund manager since 1990. In addition to Spartan Intermediate, Mr. Lind manages several other national and state municipal bond funds.
Please be assured that although the portfolio manager of Fidelity Limited Term will change, the objective and strategy of the fund remain the same - to provide high current income free from federal income tax.
Your vote is very important, no matter how large or small your holdings may be. If you have any questions about the portfolio manager change, or if you wish to change your vote, please call a Fidelity Representative at 1-800-544-8888.
Sincerely,
/s/Martha B. Willis
Executive Vice President, Retail Marketing
Not authorized for distribution unless preceded or accompanied by a current fund prospectus.
Fidelity Distributors Corporation, General Distribution Agent for Fidelity Mutual Funds
82 Devonshire Street, Boston, MA 02109
6d/48507         ITP-LTR-0198